Exhibit 99.1

ClearSign Technologies Corporation

Announces Full Year 2019 Update

SEATTLE, March 12, 2020 –ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the year ended on December 31, 2019.

“Since I joined the Company last year, we have made some significant progress commercializing our technologies and executing our strategic business plan,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “I am encouraged that we are close to completing and fully launching our process burner and flame sensing product businesses, and in addition we now have diversification with sensing products in different verticals and on separate paths to commercialization. Overall I am pleased to our see our technologies turned into products that we can develop and build on into the future.”

Recent strategic and operational highlights during and subsequent to the full 2019 year include:

•	Relaunched the ClearSign business model: The goal is to deliver the Company’s technology, branded as ClearSign Core™, to the market through established equipment suppliers. The Company has made substantial progress towards collaboration with multiple channel partners and customers of boiler burners, process heater burners and flare technology.
•	Advanced our key burner technologies: ClearSign Core burner technology now operates like a standard burner with an increased operating range and including the addition of a pilot to light the main flame directly; the need for warm up and transitioning have been eliminated.
•	Created two verticals for our sensing technologies:
○	The Company has developed a flame sensor technology called ClearSign Eye™ that can detect the presence of a pilot flame. The Company will have a commercial version later this year.
○	The second application for this technology is a collaboration with a global aerospace company that will include the testing and demonstration of ClearSign's sensing technology in the unique environmental conditions experienced by aerospace technologies. The ultimate goal of the project is to develop a series of commercial sensing products to benefit a wide range of aerospace fleet and military applications.
•	Pursued two demonstrations of boiler burner technologies in China: The Company now has demonstration sites for both water tube and fire tube boiler burners. Both projects remain on hold pending travel restrictions due to the coronavirus.
•	Rebranded Company name to ClearSign Technologies Corporation: This is the next step in the evolution of the Company and is a better descriptor of what the Company provides, namely, technology solutions. The ClearSign Core technology is an advancement that provides best-in-class NOx emissions while also enhancing performance characteristics. We believe that the Company’s sensing technologies will have diverse applications to a broad group of industries extending beyond those related to industrial combustion.

Cash, cash equivalents and short term investments totaled $8,550,000 on December 31, 2019.

Shares outstanding at December 31, 2019 total 26,707,261.

The Company will be hosting a call at 5:00 PM ET today.  Investors interested in participating on the live call can dial 1-866-372-4653 within the U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at https://www.webcaster4.com/Webcast/Page/987/33538 or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within the U.S. or 1-412-317-0088 from abroad. Conference ID 10140111. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com